UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PENN MILLERS HOLDING CORPORATION

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2011
EXPLANATORY NOTE
These supplemental disclosures to the Definitive Proxy Statement on Schedule 14A filed by Penn Millers Holding Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 21, 2011 (the “Definitive Proxy Statement”) are being made to update certain information in the Definitive Proxy Statement concerning litigation and regulatory matters related to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2011 whereby Panther Acquisition Corp., a wholly owned subsidiary of ACE American Insurance Company (“ACE”), will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE (the “Merger”). Pursuant to the Merger Agreement, upon completion of the Merger, each outstanding share of Company common stock will be canceled and converted into the right to receive $20.50 per share in cash. Defined terms used but not defined herein have the meaning set forth in the Definitive Proxy Statement.
Litigation Related to the Merger
As previously disclosed beginning on page 49 of the Definitive Proxy Statement, immediately after the announcement of the Merger, certain law firms announced purported investigations of potential claims against the board of directors of the Company and, in doing so, solicited shareholders to assert claims in connection with the Merger. The board of directors subsequently received two letters purportedly on behalf of shareholders demanding that the board of directors take appropriate action against the directors of the Company and any other individuals responsible for allegedly causing harm to the Company in connection with the Merger. The first letter, received on September 20, 2011, was withdrawn shortly thereafter when the Company ascertained that the supposed shareholder lacked standing to assert a demand. The second letter was received on September 29, 2011.
In response to the letters, the board of directors established a special litigation committee comprising independent directors John L. Churnetski, Robert A. Nearing, Jr., E. Lee Beard and Kim E. Michelstein, with Mr. Churnetski serving as chairman of the committee. The special litigation committee engaged Morgan, Lewis & Bockius LLP as independent legal counsel to advise the committee in connection with the response to the letters. Upon the advice and with the assistance of its counsel, the special litigation committee has conducted an internal investigation of the claims set forth in the letter received September 29, 2011.
On October 26, 2011, a putative class action lawsuit relating to the Merger was filed in the Court of Common Pleas of Philadelphia County (the “Court”) on behalf of a proposed class of shareholders of the Company by one of the shareholders who made demand on the Company without waiting for the Company’s reply to that demand. The complaint is a derivative action, on behalf of the Company, and a shareholder class action and names as defendants the members of the Company’s board of directors, as well as ACE. The complaint generally alleges, among other things, that the director defendants breached their fiduciary duties by entering into the Merger Agreement because of a conflict of interest and through an inadequate process, failed to disclose adequately all material information relating to the proposed Merger, and intentionally interfered with contractual voting rights by failing to provide adequate disclosure. The lawsuit challenges the Merger and seeks various forms of relief, including injunctive relief that would, if granted, prevent the Merger from being consummated in accordance with the Merger Agreement.
On November 4, 2011, the plaintiff filed a motion for a temporary restraining order, seeking to enjoin the meeting of the shareholders at which the shareholders are to vote upon the Merger. At a hearing held on November 7, 2011, the Court declined to grant the temporary restraining order. Instead, pursuant to Pennsylvania law, the Court permitted limited and expedited discovery focused upon the special litigation committee’s process.

On November 8, 2011, the special litigation committee issued its report (1) concluding that a suit by the Company against the ten directors is not in the best interests of the Company or its shareholders and that there is no basis to assert the claims set forth in the plaintiff’s demand letter, (2) rejecting the demand made by the plaintiff, and (3) concluding that there is no basis for the suit filed by the plaintiff and the Company should seek dismissal of the complaint filed by the plaintiff. Consistent with the special litigation committee report, the Company believes that the claims made in the letter and the allegations in the lawsuit are without merit and intends to contest them vigorously.
On November 15, 2011, the plaintiff filed an amended complaint with the Court, raising substantially the same allegations as the initial complaint, as well as several challenges to the special litigation committee’s process. On November 17, 2011, the Company filed a motion to dismiss the amended complaint. The Company expects the plaintiff to oppose the Company’s motion to dismiss.
Regulatory Matters
As previously disclosed beginning on page 48 of the Definitive Proxy Statement, in addition to the approval of Company’s shareholders, the consummation of the Merger is subject to the appropriate regulatory approvals from the state insurance regulators, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and other terms and conditions set forth in the Merger Agreement. On September 27, 2011, the Company filed a notification and report form with the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice under the HSR Act. On October 4, 2011, the Company received notification from the FTC of early termination of the HSR Act waiting period. On September 27, 2011, ACE filed an application with the Pennsylvania Insurance Department for approval of the Merger. In a decision and order dated November 9, 2011, the Pennsylvania Insurance Commissioner approved the Merger. Subject to the satisfaction of necessary closing conditions, the Merger is expected to be consummated during the fourth quarter of 2011.